Exhibit 10(a)(iii)
AMENDMENT NUMBER ONE TO THE
COUSINS PROPERTIES INCORPORATED
2005 RESTRICTED STOCK UNIT PLAN
     WHEREAS, the Compensation, Succession, Nominating and Governance Committee of the Board of Directors of Cousins Properties Incorporated (the “Committee”) has the authority, pursuant to § 9 of the Cousins Properties Incorporated 2005 Restricted Stock Unit Plan (the “Plan”) to amend the Plan from time to time, to the extent the Committee deems necessary or appropriate;
     WHEREAS, the Committee has determined that it is in the best interest of Cousins Properties Incorporated to make certain grants of restricted stock units, the terms of which vary from the terms of the Plan, and has approved an amendment to the Plan;
     NOW THEREFORE, § 6.1 of the Plan is amended, as approved by the Committee, effective as of May 9, 2006 to read as follows:
Committee Action. The Committee acting in its absolute discretion may grant Restricted Stock Units to Key Employees under this Plan from time to time. Each Restricted Stock Unit grant shall be evidenced by an Award Certificate, and each Award Certificate shall set forth the number of Restricted Stock Units granted to the Key Employee, the date or dates and any other terms and conditions on which the Restricted Stock Units vest, and such other terms and conditions of the grant as the Committee acting in its absolute discretion deems appropriate (which terms and conditions may, to the extent the Committee acting in its absolute discretion deems appropriate, be contrary to the terms of this Plan).
     IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Amendment Number One to be executed by its duly authorized officers and its seal to be affixed as of this 9th day of May, 2006.

Cousins Properties Incorporated

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